Exhibit 99.(d)(3)

AMENDMENT to SUB-ADVISORY AGREEMENT

TOUCHSTONE ACTIVE BOND FUND
TOUCHSTONE VARIABLE SERIES TRUST

This AMENDMENT is made as of  March 1, 2015 to the Sub-Advisory Agreement dated as of January 1 ,1999, as amended (as so amended, the “Agreement”), each by and between Touchstone Advisors, Inc., an Ohio corporation (the “Advisor”), and Fort Washington Investment Advisors, Inc., an Ohio corporation (the “Sub-Advisor”), relating to the Touchstone Active Bond Fund (the “Fund”), a series of Touchstone Variable Series Trust (the “Trust”).

1.              Paragraph 3 of the Agreement is replaced in its entirety with the following:

3.  Compensation of the Sub-Advisor

a.      As compensation for the services to be rendered and duties undertaken hereunder by the Sub-Advisor, the Advisor will pay to the Sub-Advisor a monthly fee equal on an annual basis to xx% on the first $200 million of the of average daily net assets of the Fund; xx% on the next $100 million of the of average daily net assets; and xx% of such assets in excess of $300 million.  Such fee shall be computed and accrued daily.  If the Sub-Advisor serves in such capacity for less than the whole of any period specified in Section 3a, the compensation to the Sub-Advisor shall be prorated.  For purposes of calculating the Sub-Advisor’s fee, the daily value of the net assets of the Fund shall be computed by the same method as the Trust uses to compute the net asset value of the Fund for purposes of purchases and redemptions of shares.

b.     The Sub-Advisor reserves the right to waive all or a part of its fees

[Signature Page Follows]

This Amendment to the Agreement is signed as of the date first set forth above.

TOUCHSTONE ADVISORS, INC.		FORT WASHINGTON INVESTMENT ADVISORS, INC.

By:	/s/ Terrie Wiedenheft	By:	/s/ Jeffrey D. Meek
Name:	Terrie Wiedenheft	Name:	Jeffrey D. Meek
Title:	Senior Vice President and Chief Financial Officer	Title:	Vice President and Chief Financial Officer

By:	/s/ Tim Paulin	By:	/s/ Maribeth S. Rahe
Name:	Tim Paulin	Name:	Maribeth S. Rahe
Title:	Senior Vice President	Title:	President & Chief Executive Officer

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